Free Writing Prospectus Filed Pursuant to Rule 433 Registration No. 333-208748 Relating to Prospectus Supplement dated September 19, 2016 First Internet Bancorp NASDAQ: INBK Subordinated Notes Offering September 2016

Offering Disclosure This presentation has been prepared by First Internet Bancorp (“First Internet” or the “Company”) solely for informational purposes based on information regarding its operations, as well as information from public sources. This presentation has been prepared to assist interested parties in making their own evaluation of First Internet and does not purport to contain all of the information that may be relevant or material to an interested party’s investment decision. In all cases, interested parties should conduct their own investigation and analysis of First Internet, the information set forth in this presentation, the information included in or incorporated by reference into the prospectus and the prospectus supplement, and other information provided by or on behalf of First Internet. This presentation does not constitute an offer to sell, or a solicitation of an offer to buy, any securities of First Internet by any person in any jurisdiction in which it is unlawful for such person to make such an offering or solicitation. Neither the Securities and Exchange Commission (“SEC”) nor any other regulatory body has approved or disapproved of the securities of First Internet or passed upon the accuracy or adequacy of this presentation. Any representation to the contrary is a criminal offense. Securities of First Internet are not deposits or insured by the FDIC or any other agency. Except where information is provided as of a specified date, this presentation speaks as of the date hereof. The delivery of this presentation shall not, under any circumstances, create any implication that there has been no change in the affairs of the Company after the date hereof. Certain of the information contained herein may be derived from information provided by industry sources. First Internet believes that such information is accurate and that the sources from which it has been obtained are reliable. First Internet cannot guarantee the accuracy of such information, however, and has not independently verified such information. This presentation may contain forward-looking statements with respect to the financial condition, results of operations, plans, objectives, future performance or business of the Company. Forward-looking statements are generally identifiable by the use of words such as “believe,” “expect,” “anticipate,” “plan,” “intend,” “estimate,” “may,” “will,” “would,” “could,” “should” or other similar expressions. Forward-looking statements are not a guarantee of future performance or results, are based on information available at the time the statements are made and involve known and unknown risks, uncertainties and other factors that could cause actual results to differ materially from the information in the forward-looking statements. Factors that may cause such differences include: failures of or interruptions in the communications and information systems on which we rely to conduct our business; failure of our plans to grow our commercial real estate and commercial and industrial loan portfolios; competition with national, regional and community financial institutions; the loss of any key members of senior management; fluctuations in interest rates; general economic conditions; risks relating to the regulation of financial institutions; and other factors identified in reports we file with the SEC. All statements in this presentation, including forward-looking statements, speak only as of the date they are made, and the Company undertakes no obligation to update any statement in light of new information or future events. First Internet has filed a registration statement (including a prospectus) and a prospectus supplement which is preliminary and subject to completion, with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the preliminary prospectus supplement and the other documents that First Internet has filed with the SEC for more complete information about First Internet and the offering. You may get these documents for free by visiting the SEC web site at www.sec.gov. Alternatively, the Company, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by contacting: Sandler O’Neill + Partners, L.P. at toll-free 1-866-805-4128 or by emailing syndicate@sandleroneill.com. 2

Issuer First Internet Bancorp (NASDAQ: INBK) Security Fixed-to-floating rate subordinated notes Size $25 million Rating BBB- by Kroll Bond Rating Agency Term 10 years Call Provision Non-call 5 years Covenants Consistent with regulatory requirements for Tier 2 Capital Use of Proceeds Support the Bank’s organic growth, pursue strategic acquisitions and general corporate purposes, which may include redeeming existing debt Sole Book-Running Manager Sandler O’Neill + Partners, L.P. 3 Terms of Proposed Offering

Performance Summary 4 Strong balance sheet growth has driven increased earnings and consistent growth in tangible book value per share 1 See Appendix for reconciliation of non-GAAP and GAAP measures Diluted Earnings Per Share Pre-Tax, Pre-Provision Earnings Tangible Book Value Per Share 1 Total Assets Total Loans Total Deposits $0.28 $0.32 $0.46 $0.50 $0.51 $0.50 $0.53 $0.57 3Q14 4Q14 1Q15 2Q15 3Q15 4Q15 1Q16 2Q16 $1,831 $2,594 $3,665 $3,721 $4,006 $4,219 $4,676 $5,179 3Q14 4Q14 1Q15 2Q15 3Q15 4Q15 1Q16 2Q16 Dollars in thousands $927 $971 $1,036 $1,105 $1,166 $1,270 $1,528 $1,702 3Q14 4Q14 1Q15 2Q15 3Q15 4Q15 1Q16 2Q16 Dollars in millions $696 $732 $768 $814 $877 $954 $1,041 $1,112 3Q14 4Q14 1Q15 2Q15 3Q15 4Q15 1Q16 2Q16 Dollars in millions $20.29 $20.74 $21.11 $21.23 $21.90 $22.24 $22.93 $23.67 3Q14 4Q14 1Q15 2Q15 3Q15 4Q15 1Q16 2Q16 $738 $759 $821 $857 $900 $956 $1,243 $1,389 3Q14 4Q14 1Q15 2Q15 3Q15 4Q15 1Q16 2Q16 Dollars in millions

Corporate Overview Corporate Summary First Internet Bank launched in 1999 First state-chartered FDIC-insured Internet bank Headquartered in Fishers, IN with an office in Tempe, AZ Industry pioneer in branchless delivery of consumer and commercial banking services Nationwide deposit and lending footprint Experienced management team Strong balance sheet and earnings growth 5 2Q16 Financial Information Total assets $1.7 billion Total loans $1.1 billion Total deposits $1.4 billion TCE / tangible assets 1 7.72% ROAA 2 0.71% ROATCE 1,2 10.07% NPLs / total loans 0.51% NPAs / total assets 0.60% Net charge-offs / average loans 2 0.05% 1 See Appendix for reconciliation of non-GAAP and GAAP measures 2 Annualized

Differentiated Business Model Nationwide consumer banking provider Proven online / mobile retail deposit platform using scalable technology backed by exceptional customer service Low cost delivery channel creates customer value through competitive rates and low fees Commercial banking franchise focused on select local and national markets 6 National, award-winning online direct-to-consumer mortgage banking platform National, niche consumer lending segments with strong yields and asset quality Asset class and geographic diversity provides ability to generate top tier balance sheet and revenue growth funded by a loyal, efficient and growing deposit base Local National C&I – Central Indiana C&I – Arizona Investor CRE – Central Indiana Construction – Central Indiana Single tenant lease financing

Strategic Objectives Drive revenue growth and positive operating leverage Achieve consistent strong profitability Deploy capital in an accretive manner focused on building shareholder value Capitalize on consumer trends by capturing greater deposit market share among digital banking adopters Maintain strong asset quality and focus on disciplined risk management Expand asset generation channels to supplement growth and increase profitability Continue investing in technology to remain a digital banking leader and increase efficiency 7

David B. Becker Chairman, President and CEO Founded the Bank in 1999 and CEO since inception Serial entrepreneur with 30 years experience in the financial services and technology industries 2001 recipient of the Ernst and Young Entrepreneur of the Year Award Kenneth J. Lovik SVP and Chief Financial Officer Joined INBK in August 2014 22 years experience in financial services and investment banking Previously served as SVP, Investor Relations and Corporate Development at First Financial Bancorp Stephen Farrell SVP and Chief Credit Officer Joined INBK in October 2015 35 years experience in the banking industry Previously served as Chief Credit Officer at Salin Bank Michael E. Lewis SVP – Commercial Real Estate Banking Joined INBK in 2010 to launch Commercial Real Estate Banking 33 years of banking experience in senior lending management positions with Huntington, Sky, Union Federal, LaSalle, Bank One, Chase and Summit Banks Nicole S. Lorch SVP – Retail Banking Joined the Bank in 1999 as Director of Marketing 20 years experience in banking and fintech Previously held marketing roles at VIFI and re:Member Data Services C. Charles Perfetti SVP and Corporate Secretary Joined the Bank in 2007 with the acquisition of Landmark Financial Corporation where he served as President and CEO from 1989 to 2007 Previously served as Chief Investment Manager - State of Indiana 1979 to 1986 Kevin B. Quinn SVP – Retail Lending Joined INBK in 2008 24 years experience in financial services and consumer finance Previously served as SVP at First Indiana Bank in Consumer Finance, Secondary Marketing and Wholesale Lending Anne Sharkey SVP - Operations Joined INBK in December 2015 27 years experience in banking and financial services industry Previously held senior management roles with LendKey Technologies, Remittance Processing Services and Irwin Union Bank Connie Shepherd SVP – Commercial Banking Joined INBK in 2011 to launch Commercial (C&I) Banking 29 years of banking experience Previously held senior lending management positions at M&I Bank, National City Bank and Mellon Bank 8 Experienced Leadership

9 Corporate Recognition First Internet Bank has been recognized for its innovation and is consistently ranked among the best banks to work for, enhancing its ability to attract and retain top-level talent TechPoint 2016 Mira Award “Tech-enabled Company of the Year” Top 10 finalist – 2016 Indiana Public Company of the year presented by the CFA Society and FEI American Banker’s “Best Banks to Work For” 2016 2015 2014 2013 Workplace Dynamics’ “Indianapolis Star Top Workplaces” 2016 2015 2014 “Best Places to Work in Indiana” 2016 2013 Mortgage Technology 2013 awarded top honors in the Online Mortgage Originator category

Consistent Balance Sheet Growth 10 Execution of the business strategy is driving consistent and sustained balance sheet growth Total Assets Total Loans Total Deposits Loan Composition $636 $802 $971 $1,270 $1,702 2012 2013 2014 2015 2Q16 Dollars in millions $358 $501 $732 $954 $1,112 2012 2013 2014 2015 2Q16 Dollars in millions $531 $673 $759 $956 $1,389 2012 2013 2014 2015 2Q16 Dollars in millions 31% 42% 48% 61% 65% 33% 36% 38% 27% 22% 36% 22% 14% 12% 13% 2012 2013 2014 2015 2Q16 Commercial Residential Real Estate Consumer

Earnings and Profitability 11 The Company remains focused on driving earnings growth and improving profitability 1 See Appendix for reconciliation of non-GAAP and GAAP measures Net Income Net Interest Margin Return on Average Assets Return on Average Tangible Common Equity 1 $1,282 $1,465 $2,063 $2,265 $2,323 $2,278 $2,432 $2,834 3Q14 4Q14 1Q15 2Q15 3Q15 4Q15 1Q16 2Q16 Dollars in thousands 2.68% 2.78% 2.84% 2.87% 2.84% 2.85% 2.78% 2.39% 3Q14 4Q14 1Q15 2Q15 3Q15 4Q15 1Q16 2Q16 0.59% 0.62% 0.84% 0.84% 0.82% 0.74% 0.72% 0.71% 3Q14 4Q14 1Q15 2Q15 3Q15 4Q15 1Q16 2Q16 5.64% 6.38% 8.98% 9.60% 9.58% 9.14% 9.63% 10.07% 3Q14 4Q14 1Q15 2Q15 3Q15 4Q15 1Q16 2Q16

Strong Revenue and Earnings Growth 12 Strong asset generation and re-focused mortgage banking activities combined with disciplined expense management are driving revenue growth and positive operating leverage Increase in quarterly noninterest expense: 36% Increase in quarterly revenue: 71% Increase in quarterly net interest income: 64% LTM mortgage banking revenue up 10% over prior LTM period $7,616 $13,054 $5,785 $7,875 3Q14 2Q16 Net Interest Income + Noninterest Income Noninterest Expense Dollars in thousands $5,673 $9,306 $1,943 $3,748 3Q14 2Q16 Net Interest Income Noninterest Income Dollars in thousands

Increasing Economies of Scale 13 Scalable, technology-driven model delivers increasing efficiency and is a key component driving improved operating leverage 1 Annualized 2 2Q16 excludes $130,000 of noninterest expense related to a lease impairment and a loss of $45,000 related to fixed assets associated with exiting the former HQ location Noninterest Expense / Average Assets 1, 2 Efficiency Ratio 2 Total Revenue Per FTE Total Assets Per FTE 76.5% 69.4% 63.1% 63.0% 60.8% 60.6% 60.0% 59.9% 3Q14 4Q14 1Q15 2Q15 3Q15 4Q15 1Q16 2Q16 $54.8 $59.3 $66.1 $64.8 $66.3 $70.5 $71.7 $73.0 3Q14 4Q14 1Q15 2Q15 3Q15 4Q15 1Q16 2Q16 Dollars in thousands $6.7 $6.8 $6.9 $7.1 $7.6 $8.4 $9.4 $9.6 3Q14 4Q14 1Q15 2Q15 3Q15 4Q15 1Q16 2Q16 Dollars in millions 2.64% 2.48% 2.55% 2.34% 2.19% 2.11% 2.08% 1.95% 3Q14 4Q14 1Q15 2Q15 3Q15 4Q15 1Q16 2Q16

Loan Product Offering

Product Offering / Expertise					
Business Line	**Commercial & Industrial[1]**	**Commercial Real Estate**	**Single Tenant Lease Financing ("STL")**	**Residential Mortgage/ HELOCs**	**Consumer Lending**
Overview	• Launched in 2011 • Focused on serving the needs of small and middle-market businesses in Central-Indiana and ancillary Midwestern markets and the greater Phoenix, Arizona market with local decision-making • Credit products include term loans, lines of credit, owner-occupied real estate loans, commercial credit cards and SBA financing • Treasury management services include business online and mobile banking, remote capture, wire / ACU services and merchant services	• Launched in 2010 • Investor commercial real estate loans secured by office, retail, industrial and multi-family properties located primarily in Indiana • Construction financing for local developers related to commercial properties and single family residential property developments located primarily in Indiana	• Nationwide lending for real estate subject to long-term leases with single tenant operators • Properties are typically operated by regionally, nationally or globally branded tenants • Average LTV of approximately 53% as of 2Q16 • Strong relationships with national correspondent network • Tenant lessors include well-known brands such as Red Lobster, CVS, Walgreens, Rite Aid and Wendy's	• Award winning national online platform for origination • Traditional 1-4 family mortgages — Fixed rate loans are generally sold into secondary market — Majority of retained portfolio is adjustable rate • Central-Indiana based construction loan initiative • Variable rate home equity lines of credit	• Specialized niche lending in recreational vehicles ("RV") & horse-trailers • Nationwide indirect and direct origination channels • Entered home improvement lending in 2016 • Focused on high quality customers - average YTD 2016 FICO scores at time of origination of: — Horse Trailers: 773 — RVs: 788 — Home improvement: 766 • 2Q16 YTD net charge offs of 0.12% as a percentage of average consumer loans (annualized)
6/30/16 Balance	$157,673	$66,344	$500,937	$241,088	$141,756
6/30/16 YTD Yield	4.43%	4.69%	4.58%	3.22%	5.44%
6/30/16 WART (Yrs)	3.8	1.8	7.9	23.8	8.9

Dollars in thousands
[1] Includes Owner-Occupied Commercial Real Estate

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Loan Portfolio Overview



Commercial and industrial
Commercial real estate
Single tenant lease financing
Residential mortgage/HELOCs
Consumer
2013: 14% 11% 17% 36% 22%
2014: 15% 7% 26% 38% 14%
2Q15: 16% 5% 34% 32% 13%
3Q15: 15% 5% 38% 29% 13%
4Q15: 15% 7% 39% 27% 12%
1Q16: 15% 6% 43% 24% 12%
2Q16: 14% 6% 45% 22% 13%

Dollars in thousands	2013	2014	2Q15	3Q15	4Q15	1Q16	2Q16
Commercial loans							
Commercial and industrial	$ 55,168	$ 77,232	$ 89,316	$ 89,762	$ 102,000	$ 106,431	$ 111,130
Owner-occupied commercial real estate	18,165	34,295	39,405	42,117	44,462	47,010	46,543
Investor commercial real estate	26,574	22,069	20,163	17,483	16,184	14,756	12,976
Construction	28,200	24,883	20,155	30,196	45,898	52,591	53,368
Single tenant lease financing	84,173	192,608	279,891	329,149	374,344	445,534	500,937
Total commercial loans	212,280	351,087	448,930	508,707	582,888	666,322	724,954
Consumer loans							
Residential mortgage	138,418	220,612	207,703	209,507	214,559	208,636	202,107
Home equity	37,906	58,434	49,662	47,319	43,279	40,000	38,981
Trailers	68,991	63,288	66,080	66,749	67,326	69,845	74,777
Recreational vehicles	34,738	30,605	34,366	36,800	38,597	41,227	44,387
Other consumer loans	3,833	3,201	2,711	2,638	2,389	10,251	22,592
Total consumer loans	283,886	376,140	360,522	363,013	366,150	369,959	382,844
Net def. loan fees, prem. and disc.	4,987	5,199	4,791	4,858	4,821	4,402	3,824
Total loans	$ 501,153	$ 732,426	$ 814,243	$ 876,578	$ 953,859	$ 1,040,683	$ 1,111,622

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Commercial Real Estate Single tenant lease financing overview: Long term lease financing of single tenant properties occupied by financially strong lessees Originations / commitments over the past twelve months exceeded $258 million Nationwide platform provides ability to capitalize on national correspondent network Expertise in asset class with streamlined execution and credit process No delinquencies or net charge-offs to date Average LTV of approximately 53% Average loan balance of $1.5 million 16 Commercial real estate balances increased $247.0 million, or 77.1%, since 2Q15 Single Tenant Lease Financing Portfolio Diversity As of % of Dollars in millions June 30, 2016 total Single tenant lease financing $500.9 88.3% Construction 53.4 9.4% Investor commercial real estate 13.0 2.3% Total commercial real estate $567.3 100.0% 9.2% 6.9% 5.4% 5.4% 4.8% 4.3% 4.1% 2.7% 2.6% 2.5% 52.1% Red Lobster CVS Walgreens Rite Aid Wendy's Burger King United Oil Dollar General Applebee's Tractor Supply All others 15.7% 9.8% 6.3% 6.1% 5.5% 5.0% 4.0% 3.9% 3.8% 3.0% 36.9% Texas Florida North Carolina Georgia Indiana California Pennsylvania Ohio Alabama Arizona All others

Commercial Real Estate Concentration

Dollars in thousands	2Q15	3Q15	4Q15	1Q16	2Q16	Pro Forma 2Q16 [1]
Total real estate construction loans [2]	$51,490	$57,098	$66,974	$72,034	$76,838	$76,838
Total other commercial real estate loans [2]	324,076	381,505	437,342	510,919	562,475	562,475
Total commercial real estate loans - bank level	**375,566**	**438,604**	**504,315**	**582,953**	**639,313**	**639,313**
Less: loan to holding company	4,000	4,000	4,000	4,000	4,000	4,000
Total commercial real estate loans - consolidated	**$371,566**	**$434,604**	**$500,315**	**$578,953**	**$635,313**	**$635,313**
Total risk-based capital - consolidated	**$106,522**	**$109,376**	**$122,190**	**$125,125**	**$151,385**	**$175,610**
CRE / total risk-based capital - consolidated	**349%**	**397%**	**409%**	**463%**	**420%**	**362%**
Total risk-based capital - bank level	**$95,904**	**$99,259**	**$112,785**	**$116,693**	**$139,449**	**$159,449**
CRE / total risk-based capital - bank level	**392%**	**442%**	**447%**	**500%**	**458%**	**401%**
Total commercial real estate loans less STL	**$113,886**	**$119,745**	**$130,236**	**$140,922**	**$142,506**	**$142,506**
CRE less STL / total risk-based capital - consolidated	**107%**	**109%**	**107%**	**113%**	**94%**	**81%**
CRE less STL / total risk-based capital - bank level	**119%**	**121%**	**115%**	**121%**	**102%**	**89%**
Total real estate construction loans	**$51,490**	**$57,098**	**$66,974**	**$72,034**	**$76,838**	**$76,838**
RE construction loans / total risk-based capital - consolidated	**48%**	**52%**	**55%**	**58%**	**51%**	**44%**
RE construction loans / total risk-based capital - bank level	**54%**	**58%**	**59%**	**62%**	**55%**	**48%**

[1] Assumes offering amount of $25 million less issuance costs with $20 million of net proceeds downstreamed to the Bank
[2] Amounts based on regulatory call report classifications

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Commercial and Industrial Commercial and industrial overview: Originations / commitments exceeded $77 million over the past twelve months Primarily serves the borrowing and treasury management needs of small and middle-market businesses Seasoned banking team leverages market knowledge and experience to serve clients in a relationship-based approach Business line built organically, adding select personnel with specialized product or market expertise Indiana team focuses on central Indiana and ancillary Midwestern markets Added to Arizona team to further enhance origination efforts Strong credit performance to date Average loan balance of $407,000 18 Commercial and industrial balances increased $29.0 million, or 22.5%, since 2Q15 As of % of Dollars in millions June 30, 2016 total Commercial and industrial $111.1 70.5% Owner-occupied CRE 46.6 29.5% Total commercial and ind. $157.7 100.0% Commercial & Industrial Balances $55.2 $77.2 $102.0 $111.1 $18.1 $34.3 $44.5 $46.6 2013 2014 2015 2Q16 Commercial and industrial Owner-occupied CRE Dollars in millions $73.3 $111.5 $146.5 $157.7

Residential Mortgages Held for Investment 19 High quality borrowers with a weighted average FICO score of 761 at origination 81% of mortgages are variable rate or in fixed state of ARM at June 30, 2016 YTD June 2016 net charge-offs to average loans of 11 bps Total Residential Mortgages Held for Investment - $241.1 Million As of June 30, 2016 23.0% 12.4% 26.8% 20.3% 17.5% $182.6 76% $35.3 15% $19.5 8% $3.7 1% Residential Mortgage Home Equity Line of Credit Construction Home Equity (Closed-End)

Consumer Lending 20 Total Consumer Loans - $141.8 Million As of June 30, 2016 High quality borrowers with a weighted average FICO score of 762 at origination Strong credit quality with YTD net charge-offs to average loans of 12 bps Geographic diversity achieved through nationwide operation 18.1% 22.6% 20.0% 29.2% 10.1% $74.8 53% $44.4 31% $22.6 16% Horse Trailer RV Other Consumer

Asset Quality 21 Asset quality remains stable while balance sheet growth has continued on a strong upward trend NPAs / Total Assets NPLs / Total Loans Allowance for Loan Losses / NPLs Net Charge-Offs (Recoveries) / Average Loans 1.62% 0.90% 0.50% 0.37% 0.60% 2012 2013 2014 2015 2Q16 1.23% 0.37% 0.04% 0.02% 0.51% 2012 2013 2014 2015 2Q16 133.3% 293.0% 1,959.5% 5,000.6% 177.6% 2012 2013 2014 2015 2Q16 0.69% 0.17% 0.00% (0.07%) 0.04% 2012 2013 2014 2015 2Q16 YTD

Credit Quality Summary

Dollars in thousands	2Q15	3Q15	4Q15	1Q16	2Q16
Total nonperforming loans	$188	$206	$167	$367	$5,639
Total nonperforming assets	$4,765	$4,724	$4,740	$4,930	$10,173
Allowance for loan losses	$7,073	$7,671	$8,351	$9,220	$10,016
Credit quality ratios					
ALLL/Nonaccrual loans	3,762.2%	3,913.8%	5,000.6%	5,360.5%	177.8%
ALLL/Nonperforming loans	3,762.2%	3,723.8%	5,000.6%	2,512.3%	177.6%
ALLL/Total ending loans	0.87%	0.88%	0.88%	0.89%	0.90%
Nonperforming loans to total loans	0.02%	0.02%	0.02%	0.04%	0.51%
Nonperforming assets to:					
Ending loans plus OREO	0.58%	0.54%	0.49%	0.47%	0.91%
Total assets	0.43%	0.41%	0.37%	0.32%	0.60%
Total net charge-offs (recoveries) to average loans	**(0.20%)**	**(0.07%)**	**0.03%**	**0.03%**	**0.05%**

Loan Mix by Grade	2Q15		3Q15		4Q15		1Q16		2Q16	
Commercial Loans										
Pass Grade	$443,023	98.7%	$500,282	98.3%	$574,191	98.5%	$654,821	98.3%	$718,360	99.1%
Special Mention	$2,432	0.5%	$2,629	0.5%	$2,840	0.5%	$6,535	1.0%	$1,295	0.2%
Classified	$3,475	0.8%	$5,796	1.2%	$5,857	1.0%	$4,966	0.7%	$5,299	0.7%
Total Commercial Loans	$448,930	100.0%	$508,707	100.0%	$582,888	100.0%	$666,322	100.0%	$724,954	100.0%
Consumer Loans										
Performing	$360,334	99.9%	$362,817	99.9%	$365,983	100.0%	$369,787	100.0%	$381,926	99.8%
Non-accrual	188	0.1%	196	0.1%	167	0.0%	172	0.0%	918	0.2%
Total Consumer Loans	$360,522	100.0%	$363,013	100.0%	$366,150	100.0%	$369,959	100.0%	$382,844	100.0%

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23 Texas Ratio 1 Dollars presented in thousands 1 (Nonperforming assets + performing TDR) / (Tangible Common Equity2 + ALLL ) 2 See Appendix for reconciliation of non-GAAP and GAAP measures. Delinquencies Credit Quality Summary 0.00% 0.05% 0.10% 0.15% $- $500 $1,000 $1,500 3Q14 4Q14 1Q15 2Q15 3Q15 4Q15 1Q16 2Q16 30-59 Days 60-89 Days 90+ Days % of Delinquencies to Total Loans 6.51% 6.12% 5.92% 5.78% 5.53% 5.42% 5.37% 7.98% 20.97% 19.57% 16.12% 16.21% 15.19% 14.29% 13.43% 12.62% 3Q14 4Q14 1Q15 2Q15 3Q15 4Q15 1Q16 2Q16 First Internet Bancorp SNL Micro Cap U.S. Bank

Residential Mortgage 24 Last 12 Months of Mortgage Originations – Regional Distribution Award-winning national online origination platform Highly efficient application and underwriting process Sales and marketing efforts re-focused on purchase mortgage business Full range of residential mortgage and home equity products Launched central-Indiana based construction loan program 23.0% 12.4% 26.8% 20.3% 17.5%

Residential Mortgage Origination Volumes 25 Dollars in thousands Includes mortgages originated for sale and construction / construction-perm loans $117,645 $149,602 $148,933 $150,312 $132,835 $150,623 $121,169 $191,302 $- $1,000 $2,000 $3,000 $4,000 $- $50,000 $100,000 $150,000 $200,000 3Q14 4Q14 1Q15 2Q15 3Q15 4Q15 1Q16 2Q16 Originations Mortgage Banking Revenue

26 Portfolio Composition Investment Portfolio Summary Book Yield 2.49% Effective Duration (years) 3.51 Portfolio Characteristics Dollars in thousands Book Value % of Portfolio Market Value Unrealized Gain/(Loss) Mortgage-backed securities $233,886 54.4% $235,911 $2,025 Municipal securities $78,594 18.3% $80,798 $2,204 U.S. Government-sponsored agencies $75,133 17.5% $75,678 $545 Corporate securities $20,000 4.6% $19,074 ($926) Asset-backed securities $19,457 4.5% $19,332 ($125) Other securities $3,000 0.7% $3,013 $13 Total $430,070 100.0% $433,806 $3,736 As of June 30, 2016 54% 18% 17% 5% 5% 1% Mortgage-backed securities Municipal securities U.S. Government-sponsored agencies Corporate securities Asset-backed securities Other securities 54% 18% 17% 5% 5% 1% Mortgage-backed securities Municipal securities U.S. Government-sponsored agencies Corporate securities Asset-backed securities Other securities

Nationwide Branchless Deposit Franchise 27 Total Deposits – $1.4 Billion – Regional Distribution As of June 30, 2016 Nationwide consumer, small business and commercial deposit base Scalable technology and customer convenience supported by exceptional service Deposit relationships in all 50 states, including desirable metropolitan markets Average consumer interest checking account balance of $14,900 far exceeds the national average $269.9 million 19.4% $129.4 million 9.3% $539.9 million 38.9% $223.2 million 16.1% $226.5 million 16.3% $1.7 million of balances in US territories/Armed Forces included in headquarters/Midwest balance

Deposit Composition Total deposits increased $532.4 million, or 62.2%, since 2Q15 Treasury management and small business deposits provide a significant opportunity for increasing lower-cost core deposits 28 Total Deposits - $1,388.9 Million As of June 30, 2016 Total Non-Time Deposits - $513.9 Million As of June 30, 2016 $28.1 2% $83.0 6% $28.9 2% $373.9 27% $875.0 63% Noninterest-bearing deposits Interest-bearing demand deposits Savings accounts Money market accounts Time deposits $102.7 20% $102.8 20% $308.4 60% Treasury management Small business Consumer

29 Funding Composition Trend Note: Cost of funds is defined as total interest expense divided by the sum of average interest-bearing liabilities and noninterest-bearing deposits 43% 43% 45% 46% 44% 42% 53% 57% 36% 33% 33% 30% 32% 32% 28% 26% 10% 12% 11% 14% 14% 17% 11% 10% 9% 9% 9% 8% 8% 7% 6% 5% 2% 3% 2% 2% 2% 2% 2% 2% 1.17% 1.06% 1.09% 1.05% 1.05% 1.08% 1.15% 1.27% 3Q14 4Q14 1Q15 2Q15 3Q15 4Q15 1Q16 2Q16 Time Deposits Savings and Money Market Accounts FHLB Advances Interest-Bearing Demand Noninterest-Bearing Demand Cost of Funds

Capital 30 Following the initial public offering in late 2013, the Company deployed capital to fund commercial loan growth, driving revenue growth and improved profitability In 2Q16, the Company raised $22.8 million of common equity, $18.5 million of which was downstreamed to the Bank to further support its growth During 4Q15, the Company issued $10.0 million in subordinated notes (tier 2 capital) to supplement regulatory capital, all of which was downstreamed to the Bank 11.7% 9.9% 9.5% 8.9% 8.8% 8.3% 7.7% 8.1% 15.6% 12.6% 12.0% 11.1% 10.7% 10.1% 9.4% 10.7% 17.1% 13.8% 13.2% 12.3% 11.9% 12.3% 11.4% 12.5% 2013 2014 1Q15 2Q15 3Q15 4Q15 1Q16 2Q16 Tier 1 Leverage Tier 1 Capital Total Capital 9.6% 8.9% 8.7% 8.2% 8.2% 8.6% 8.0% 8.2% 12.8% 11.4% 11.0% 10.3% 10.0% 10.5% 9.8% 10.8% 13.8% 12.2% 11.8% 11.1% 10.8% 11.3% 10.6% 11.6% 2013 2014 1Q15 2Q15 3Q15 4Q15 1Q16 2Q16 Tier 1 Leverage Tier 1 Capital Total Capital Consolidated Regulatory Capital Ratios Bank Regulatory Capital Ratios

31 Interest Coverage Note: Assumes offering amount of $25 million and interest rate of 6.00% for illustrative purposes 1 Includes FHLB advances and existing subordinated debt For the year ended December 31, Pro Forma Dollars in thousands 2011 2012 2013 2014 2015 2Q16 2Q16 Total shareholders' equity - bank level $54,144 $60,542 $74,789 $87,929 $107,925 $136,521 Total shareholders' equity - consolidated 55,423 61,350 90,908 96,785 104,330 135,679 Double leverage ratio 97.7% 98.7% 82.3% 90.8% 103.4% 100.6% Illustrative downstream of offering $20,000 Total shareholders' equity - bank level 156,521 Total shareholders' equity - consolidated 135,679 Double leverage ratio 115.4% Interest expense: Deposits $8,266 $7,172 $6,861 $7,653 $8,755 $3,930 $3,930 Other borrowed funds 1 1,355 1,360 1,227 1,275 1,939 735 735 Proposed subordinated debt - - - - - - 373 Total interest expense $9,621 $8,532 $8,088 $8,928 $10,694 $4,665 $5,038 Pre-tax income $3,959 $7,800 $6,159 $6,450 $13,665 $4,255 $3,882 Interest coverage ratio (including deposit expense) 1.41x 1.91x 1.76x 1.72x 2.28x 1.91x 1.77x Interest coverage ratio (excluding deposit expense) 3.92x 6.74x 6.02x 6.06x 8.05x 6.79x 4.50x

32 Pro Forma Capital Ratios Note: Assumes offering amount of $25 million and downstream investment in bank subsidiary of $20 million for illustrative purposes 1 Adjustments represent net proceeds received at beginning of quarter 2 Adjustments assumed net proceeds are deployed into assets with a weighted average risk of 40% As of Offering Pro Forma Dollars in thousands June 30, 2016 Adjustments June 30, 2016 Consolidated Total assets $1,702,468 $24,225 $1,726,693 Intangible assets 4,687 - 4,687 Total shareholders' equity 135,679 - 135,679 Total assets for leverage ratio 1 1,591,584 24,225 1,615,809 Total risk-weighted assets 2 1,206,753 9,600 1,216,353 Common equity tier 1 capital 128,585 - 128,585 Tier 1 capital 128,585 - 128,585 Tier 2 capital 22,800 24,225 47,025 Total capital 151,385 24,225 175,610 Tangible common equity / tangible assets 7.72% 7.61% Tier 1 leverage ratio 8.08% 7.96% Common equity tier 1 capital ratio 10.66% 10.57% Tier 1 capital ratio 10.66% 10.57% Total capital ratio 12.54% 14.44% Bank Level Total assets $1,699,713 $24,225 $1,723,938 Intangible assets 4,687 - 4,687 Total shareholders' equity 136,521 20,000 156,521 Total assets for leverage ratio 1 1,588,944 24,225 1,613,169 Total risk-weighted assets 2 1,203,998 9,600 1,213,598 Common equity tier 1 capital 129,427 20,000 149,427 Tier 1 capital 129,427 20,000 149,427 Tier 2 capital 10,022 - 10,022 Total capital 139,449 20,000 159,449 Tangible common equity / tangible assets 7.78% 8.83% Tier 1 leverage ratio 8.15% 9.26% Common equity tier 1 capital ratio 10.75% 12.31% Tier 1 capital ratio 10.75% 12.31% Total capital ratio 11.58% 13.14%

Investment Summary Strong earnings growth and improving profitability Demonstrated track record of deploying capital to fuel loan growth while maintaining strong asset quality Investments in commercial lending platform are producing results Broad geographic and credit product mix provide ability to generate sustained balance sheet growth with greater risk diversification than a traditional community bank Consumer banking platform well-positioned to capitalize on changing consumer preferences Full service, technology-driven model has delivered increased efficiency Experienced management team committed to building shareholder value 33

Reconciliation of Non-GAAP Financial Measures

Dollars in thousands	3Q14	4Q14	1Q15	2Q15	3Q15	4Q15	1Q16	2Q16
Total equity - GAAP	$94,774	$96,785	$99,362	$99,908	$102,912	$104,330	$107,830	$135,679
Adjustments:								
Goodwill	(4,687)	(4,687)	(4,687)	(4,687)	(4,687)	(4,687)	(4,687)	(4,687)
Tangible common equity	$90,087	$92,098	$94,675	$95,221	$98,225	$99,643	$103,143	$130,992
Total assets - GAAP	$ 926,883	$ 970,503	$ 1,035,677	$ 1,104,645	$ 1,166,170	$ 1,269,870	$ 1,527,719	$ 1,702,468
Adjustments:								
Goodwill	(4,687)	(4,687)	(4,687)	(4,687)	(4,687)	(4,687)	(4,687)	(4,687)
Tangible assets	$ 922,196	$ 965,816	$ 1,030,990	$ 1,099,958	$ 1,161,483	$ 1,265,183	$ 1,523,032	$ 1,697,781
Common shares outstanding	4,439,575	4,439,575	4,484,513	4,484,513	4,484,513	4,481,347	4,497,284	5,533,050
Book value per common share	$21.35	$21.80	$22.16	$22.28	$22.95	$23.28	$23.98	$24.52
Effect of goodwill	(1.06)	(1.06)	(1.05)	(1.05)	(1.05)	(1.04)	(1.05)	(0.85)
Tangible book value per common share	$20.29	$20.74	$21.11	$21.23	$21.90	$22.24	$22.93	$23.67
Total shareholders' equity to assets ratio	10.23%	9.97%	9.59%	9.04%	8.82%	8.22%	7.06%	7.97%
Effect of goodwill	(0.46%)	(0.43%)	(0.41%)	(0.38%)	(0.36%)	(0.34%)	(0.29%)	(0.25%)
Tangible common equity to tangible assets ratio	9.77%	9.54%	9.18%	8.66%	8.46%	7.88%	6.77%	7.72%
Total average equity - GAAP	$94,840	$95,832	$97,844	$99,333	$100,885	$103,583	$106,278	$117,913
Adjustments:								
Average goodwill	(4,687)	(4,687)	(4,687)	(4,687)	(4,687)	(4,687)	(4,687)	(4,687)
Average tangible common equity	$90,153	$91,145	$93,157	$94,646	$96,198	$98,896	$101,591	$113,226
Return on average shareholders' equity	5.36%	6.07%	8.55%	9.15%	9.14%	8.73%	9.20%	9.67%
Effect of goodwill	0.28%	0.31%	0.43%	0.45%	0.44%	0.41%	0.43%	0.40%
Return on average tangible common equity	5.64%	6.38%	8.98%	9.60%	9.58%	9.14%	9.63%	10.07%

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FIRST INTERNET BANCORP

First Internet Bancorp NASDAQ: INBK Subordinated Notes Offering September 2016